NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
98 San Jacinto Blvd. Suite 220	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC. REPORTS
THIRD-QUARTER AND NINE-MONTH 2010 RESULTS AND UPDATES
W AUSTIN HOTEL & RESIDENCES DEVELOPMENT ACTIVITIES

HIGHLIGHTS
•
W Austin Hotel & Residences project in downtown Austin, Texas, continues to be on schedule and within budgeted cost of approximately $300 million, with targeted opening of the hotel in December 2010, delivery of the first condominium residences in January 2011 and opening of the music venue in early 2011.

•	At September 30, 2010, Stratus had $12.6 million of cash and cash equivalents and $11.3 million in available borrowing capacity under its credit facility.

SUMMARY FINANCIAL RESULTS
			Nine Months Ended
	Third Quarter		September 30,
	2010	2009	2010	2009
	(In Thousands, Except Per Share Amounts)
Revenues	$2,258	$3,344	$6,323	$8,366
Operating loss	(2,888)	(2,375)	(8,403)	(7,904)
Net loss	(2,989)	(1,597)	(16,421)	(4,988)
Net loss attributable to Stratus common stock	(2,522)	(1,553)	(15,765)	(4,734)

Diluted net loss per share attributable to Stratus common stock	$(0.34)	$(0.21)	$(2.11)	$(0.64)

Diluted weighted average shares of common stock
outstanding	7,470	7,435	7,464	7,439

AUSTIN, TX, November 12, 2010 – Stratus Properties Inc. (NASDAQ: STRS) reported a net loss attributable to common stock of $2.5 million, $0.34 per share, for the third quarter of 2010, compared with a net loss of $1.6 million, $0.21 per share, for the third quarter of 2009. For the first nine months of 2010, Stratus reported a net loss attributable to common stock of $15.8 million, $2.11 per share, compared with a net loss of $4.7 million, $0.64 per share, for the first nine months of 2009. The losses in the 2010 periods reflect charges to establish valuation allowances against net deferred tax assets totaling $0.8 million for the third quarter of 2010 and $10.6 million for the first nine months of 2010.

William H. Armstrong III, President, Chairman and Chief Executive Officer of Stratus, stated, “The W Austin Hotel & Residences is moving forward on schedule and nears completion.  The hotel will open December 9, 2010, and the first condominium closings are expected to occur in January 2011. Along with the live music venue, this development will be a valuable addition and anchor for downtown’s vibrant 2nd Street district.  This project complements Stratus’ existing real estate portfolio and expertise as a leading developer of high-quality residential and commercial real estate in the Austin market.”

W Austin Hotel & Residences Project Status. Stratus’ development of the W Austin Hotel & Residences in downtown Austin, conducted through a joint venture with Canyon-Johnson Urban Fund II, L.P. (Canyon-Johnson), is proceeding on schedule and within budget of approximately $300 million. Construction of the 36-story project commenced in the second quarter of 2008. The exterior of the building and mechanical systems are substantially complete and interior finish work is progressing on schedule. The 251-room hotel, which we believe will set the standard for contemporary luxury in downtown Austin, will be managed by Starwood Hotels & Resorts Worldwide Inc. and will open in December 2010.  Condominium residences will be completed on a floor-by-floor basis with delivery of the first condominium residences expected in January 2011 and continuing through mid-2011. Currently, 82 of the 159 condominium residences are under contract.  The sales contracts are generally secured with nonrefundable buyer deposits of 10 percent of the purchase price. The project also includes approximately 35,000 square feet of leasable office space, approximately 18,000 square feet of leasable retail space, and a live music venue and production studio with a maximum capacity of approximately 3,000 people.  In addition to hosting concerts and private events, the venue will be the new home of Austin City Limits.  The venue is expected to begin operating in early 2011.

Financial Results. Stratus is continuing its high-priority development activities and is focused on maximizing long-term property values, despite current real estate market conditions. Stratus’ property sales totaled $0.6 million for the third quarter of 2010, which included four lots in the Meridian development in the Circle C community, compared with $2.1 million for the third quarter of 2009, which included one Calera Court Courtyard home, one Verano Drive lot in the Barton Creek community and 16 lots in the Meridian development. Stratus’ property sales totaled $2.0 million for the first nine months of 2010, which included one Calera Court Courtyard home and 17 lots in the Meridian development, compared with $4.2 million for the first nine months of 2009, which included one Verano Drive lot, two Calera Court Courtyard homes and 39 lots in the Meridian development. The decrease in developed property sales revenues in the 2010 periods, compared to the 2009 periods, primarily reflects a lower number of lots sold at Meridian as sales under homebuilder contracts were completed in January 2010.

Rental income from commercial leasing properties increased to $1.3 million in the third quarter of 2010 from $1.2 million in the third quarter of 2009, and increased to $3.8 million for the first nine months of 2010, compared with $3.3 million for the first nine months of 2009, primarily because of increases in rental income at 5700 Slaughter in the Circle C community, which was in the initial leasing stage during 2009.

Stratus is a diversified real estate company engaged in the acquisition, development, management, operations and sale of commercial, multi-family and residential real estate properties, including the W Austin Hotel & Residences project, located primarily in the Austin, Texas area.
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CAUTIONARY STATEMENT.  This press release contains forward-looking statements in which we discuss our expectations regarding future performance. Forward-looking statements are all statements other than statements of historical facts, such as those statements regarding anticipated real estate sales, commercial leasing activities, and development at the W Austin Hotel & Residences project.  The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions are intended to identify those assertions as forward-looking statements.  Accuracy of the forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments. We caution investors that we assume no obligation to update the forward-looking statements in this press release and we do not intend to update the forward-looking statements more frequently than quarterly.

In making any forward-looking statements, the person making them believes that the expectations are based on reasonable assumptions. We caution readers that those statements are not guarantees of future performance, and our actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements.  Important factors that can cause our actual results to differ materially from those anticipated in the forward-looking statements include changes in economic and business conditions, business opportunities that may be presented to and/or pursued by us, the availability of financing, changes in laws, regulations or the regulatory environment affecting the development of real estate and other factors described in more detail under the heading “Risk Factors” in our Form 10-K for the year ended December 31, 2009.

A copy of this release is available on Stratus’ web site, www.stratusproperties.com.

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STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2010		2009	2010		2009
Revenues:
Real estate	$561		$2,116	$2,030		$4,201
Rental income	1,340		1,163	3,769		3,296
Commissions, management fees and other	357		65	524		869
Total revenues	2,258		3,344	6,323		8,366
Cost of sales:
Real estate, net	1,788		2,710	5,538		6,806
Rental	704		788	2,115		2,405
Other	778	a	-	965	a	-
Depreciation	381		403	1,210		1,227
Total cost of sales	3,651		3,901	9,828		10,438
General and administrative expenses	1,495		1,818	4,898		5,832
Total costs and expenses	5,146		5,719	14,726		16,270
Operating loss	(2,888)		(2,375)	(8,403)		(7,904)
Interest income	6		66	30		327
Other income	-		-	228		567
Loss on extinguishment of debt	-		-	-		(182)
(Loss) gain on interest rate cap agreement	-		(37)	(25)		33
Loss before income taxes and equity in unconsolidated affiliate’s loss	(2,882)		(2,346)	(8,170)		(7,159)
Equity in unconsolidated affiliate’s loss	(89)		(95)	(238)		(277)
(Provision for) benefit from income taxes	(18	)b	844	(8,013	)b	2,448
Net loss	(2,989)		(1,597)	(16,421)		(4,988)
Net loss attributable to noncontrolling interest in subsidiaryc	467		44	656		254
Net loss attributable to Stratus common stock	$(2,522)		$(1,553)	$(15,765)		$(4,734)

Net loss per share attributable to Stratus common stock:
Basic and diluted	$(0.34)		$(0.21)	$(2.11)		$(0.64)

Weighted average shares of common stock outstanding:
Basic and diluted	7,470		7,435	7,464		7,439

a.	Primarily includes personnel and marketing costs for the hotel and entertainment venue at the W Austin Hotel & Residences project.
b.	Includes charges to establish valuation allowances against net deferred tax assets totaling $0.8 million in third-quarter 2010 and $10.6 million in the first nine months of 2010.
c.	Relates to the operations of W Austin Hotel & Residences, Stratus’ consolidated subsidiary.

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STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	September 30,		December 31,
	2010		2009
ASSETS
Cash and cash equivalents	$12,621		$15,398
Real estate held for sale – developed or under development	147,628		124,801
Real estate held for sale – undeveloped	78,315		57,201
Real estate held for use, net	158,193		101,863
Investment in unconsolidated affiliate	3,168		3,391
Deferred tax assets	172	a	8,296
Other assets	24,082		17,640
Total assets	$424,179		$328,590

LIABILITIES AND EQUITY
Accounts payable and accrued liabilities	$20,927		$16,247
Accrued interest and property taxes	6,760		3,401
Deposits	8,772		7,700
Debt	171,693		81,105
Other liabilities	2,060		2,224
Total liabilities	210,212		110,677

Commitments and contingencies

Equity:
Stratus stockholders’ equity:
Preferred stock	-		-
Common stock	83		83
Capital in excess of par value of common stock	197,649		197,333
Accumulated deficit	(51,764)		(35,999)
Common stock held in treasury	(17,972)		(17,941)
Total Stratus stockholders’ equity	127,996		143,476
Noncontrolling interest in subsidiaryb	85,971		74,437
Total equity	213,967		217,913
Total liabilities and equity	$424,179		$328,590

a.
Includes valuation allowances of $10.6 million against net deferred tax assets. During second-quarter 2010, Stratus concluded that there was not sufficient positive evidence supporting the realizability of its deferred tax assets beyond an amount totaling $0.2 million.

b.	Relates to Canyon-Johnson’s interest in the W Austin Hotel & Residences project.

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STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Nine Months Ended September 30,
	2010	2009
Cash flow from operating activities:
Net loss	$(16,421)	$(4,988)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation	1,210	1,227
Loss (gain) on interest rate cap agreement	25	(33)
Loss on extinguishment of debt	-	182
Cost of real estate sold	1,569	2,912
Deferred income taxes	7,971	(1,303)
Stock-based compensation	445	552
Equity in unconsolidated affiliate’s loss	238	277
Deposits	(2,173)	(802)
Purchases and development of real estate properties	(46,638)	(32,653)
Municipal utility district reimbursements	-	4,551
(Increase) decrease in other assets	(1,457)	615
Increase in accounts payable, accrued liabilities and other	2,049	3,249
Net cash used in operating activities	(53,182)	(26,214)

Cash flow from investing activities:
Development of commercial leasing properties	(4,896)	(2,786)
Other development activitiesa	(46,350)	(24,476)
Proceeds from matured U.S. treasury securities	-	15,391
Investment in unconsolidated affiliate	(15)	(1,462)
Other	-	53
Net cash used in investing activities	(51,261)	(13,280)

Cash flow from financing activities:
Borrowings from credit facility	20,359	15,000
Payments on credit facility	(1,608)	(4,769)
Borrowings from project and term loans	76,157	4,700
Payments on project and term loans	(4,320)	(488)
Noncontrolling interest contributions	12,190	33,380
Net payments for stock-based awards	(7)	(96)
Purchases of Stratus common shares	-	(404)
Financing costs	(1,105)	-
Net cash provided by financing activities	101,666	47,323
Net (decrease) increase in cash and cash equivalents	(2,777)	7,829
Cash and cash equivalents at beginning of year	15,398	17,097
Cash and cash equivalents at end of period	$12,621	$24,926

a.	Primarily includes estimated capital expenditures and assets associated with the hotel and entertainment venue at the W Austin Hotel & Residences project.

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